Filed pursuant to Rule 433
Registration No. 333-132201
June 1, 2007

FINAL Term Sheet


Lead Managers:
HSBC Securities (USA) Inc. (100%)

Structure:
3yr nc 1yr Float/Fixed Medium Term Notes
Ratings:
Aaa / AAA
Pricing Date:
June 1, 2007
Interest Accrual Date:
June 6,2007
Settlement Date:
June 6, 2007
Initial Call Date:
June 9, 2008
Maturity Date:
June 9, 2010
Form of Note:
Senior Notes
Form of Offering:
SEC Registered Medium Term Notes
CUSIP:
89233PG67


Transaction Details


Principal Amount:
$100,000,000

Year 1
Pricing Benchmark :
3M USD LIBOR

Interest Rate Source:
USD-Libor-BBA (Reuters/Telerate Inc Page 3750)

Coupon:
3M USD LIBOR + 5 bps

Coupon Reset & Payment Dates:
Quarterly on the 9th, Sept, Dec, March, June

Coupon Pay Basis:
Act/360

Interest Rate Determination:
Two London Business Days

Day Count Convention:
Modified Following with Adjustment

Call Provision
Coupon Call Dates:
June 9, 2008 and Quarterly thereafter

Call Type:
Bermudan. Quarterly (in whole) on coupon payment dates

Call Notice on Note:
10 New York Calendar Days

Call Price:
Par (100.00)


Years 2 & 3
Fixed Coupon:
5.50%

Fixed Interest Payments:
Quarterly on the 9th, Sept, Dec, March, June

Day Count:
Act/360

Day Count Convention:
Modified Following with Adjustment

Price to Investor:
100.000%

Gross Fees

0.00%

All-In Price to Issuer:
100.00%

Net Proceeds:
$100,000,000

Minimum Denominations:
$100,000 and integral multiples of $1,000 thereafter

Delivery Instructions:
DTC#2467

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